Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2026 Results

Consolidated Net Sales Decline of 10.8%
GAAP Diluted Loss Per Share of $19.65
Adjusted Diluted Earnings Per Share of $0.41
Cash Flow from Operations of $58.3 Million; Free Cash Flow (1)(2) of $45.0 Million

Provides Second Quarter Fiscal 2026 Outlook:
Consolidated Net Sales of $408-$432 Million
Adjusted Diluted Earnings Per Share of $0.45-$0.60 (13)

El Paso, Texas, July 10, 2025 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended May 31, 2025.

Executive Summary - First Quarter of Fiscal 2026 Compared to Fiscal 2025

•Consolidated net sales revenue of $371.7 million compared to $416.8 million
•Gross profit margin of 47.1% compared to 48.7%
•Operating margin of (109.5)%, which includes non-cash asset impairment charges(6) of $414.4 million, compared to 7.4%
•Non-GAAP adjusted operating margin of 4.3% compared to 10.3%
•GAAP diluted loss per share of $19.65 compared to diluted earnings per share of $0.26
•Non-GAAP adjusted diluted earnings per share of $0.41 compared to $0.99
•Net cash provided by operating activities of $58.3 million compared to $25.3 million
•Non-GAAP adjusted EBITDA margin of 6.9% compared to 12.6%

Mr. Timothy F. Meeker, Chairman of the Board of Directors, stated: “The Board’s process to identify our next CEO is well underway with the support of a leading global executive search firm and we are encouraged by the progress thus far. We continue to prioritize selecting a CEO who has demonstrated success in leading a highly diversified global organization, has the ability to bolster our brands and inspire top talent to capitalize on Helen of Troy’s growth opportunities, and who closely aligns with our strong belief that Helen of Troy has tremendous potential. As we continue our search, we have confidence in our interim CEO Brian Grass, his dedication to Helen of Troy, and his commitment to improving our Company’s performance.”

Mr. Brian L. Grass, interim Chief Executive Officer, stated: “I feel fortunate to have stepped into my role as interim CEO with a strong understanding of our business, our opportunities, and the headwinds we face. I have spent considerable time listening closely to our stakeholders, especially our associates who care deeply about our brands, our purpose, and each other. It is clear that we have to get back to fundamentals and move with greater speed. We are focused on improving our go-to-market effectiveness, simplifying how we operate, refocusing on innovation for more product-driven growth, sharpening our spend, and reinvigorating our culture with resilience and an owner’s mindset.”

Mr. Grass continued: “The first quarter was challenging, with tariff-related impacts making up approximately 8 percentage points of the 10.8% consolidated revenue decline. That said, we are encouraged by underlying business improvements we saw in the quarter including U.S. point-of-sale unit growth in 8 out of our 11 key brands, growth in our DTC business, Osprey, and Curlsmith, and contribution from Olive & June ahead of our expectations. I am also pleased with the progress we are making to mitigate the impact of tariffs, and we now believe we can reduce our fiscal 2026 net tariff impact on operating income to less than $15 million based on tariffs currently in place. I want to thank our entire organization for their dedication and commitment to Helen of Troy’s success. I remain optimistic about our future as we create a stronger, healthier, and more agile company.”

	Three Months Ended May 31,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2025 sales revenue, net	$198,459	$218,388	$416,847
Organic business (4)	(20,657)	(50,335)	(70,992)
Impact of foreign currency	181	(1,221)	(1,040)
Acquisition (5)	—	26,840	26,840
Change in sales revenue, net	(20,476)	(24,716)	(45,192)
Fiscal 2026 sales revenue, net	$177,983	$193,672	$371,655

Total net sales revenue growth (decline)	(10.3)%	(11.3)%	(10.8)%
Organic business	(10.4)%	(23.0)%	(17.0)%
Impact of foreign currency	0.1%	(0.6)%	(0.2)%
Acquisition	—%	12.3%	6.4%

Operating margin (GAAP)
Fiscal 2026	(120.1)%	(99.8)%	(109.5)%
Fiscal 2025	8.0%	6.8%	7.4%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2026	5.0%	3.7%	4.3%
Fiscal 2025	10.6%	10.0%	10.3%

Consolidated Results - First Quarter Fiscal 2026 Compared to First Quarter Fiscal 2025

•Consolidated net sales revenue decreased $45.2 million, or 10.8%, to $371.7 million, compared to $416.8 million, driven by a decrease from Organic business of $71.0 million, or 17.0%. The Organic business decrease was due to a decline in Beauty & Wellness primarily driven by lower sales of thermometers, fans, and hair appliances and a decline in Home & Outdoor primarily resulting from a decrease in home and insulated beverageware sales. The Organic business decline was partially offset by the contribution from the acquisition of Olive & June, LLC (“Olive & June”) of $26.8 million, or 6.4%, to consolidated net sales revenue and strong domestic demand for technical packs in Home & Outdoor.

•Consolidated gross profit margin decreased 160 basis points to 47.1%, compared to 48.7%. The decrease in consolidated gross profit margin was primarily due to the comparative impact of favorable inventory obsolescence expense in the prior year, consumer trade-down behavior, higher retail trade expense and a less favorable brand mix within Home & Outdoor. These factors were partially offset by the favorable impact of the acquisition of Olive & June within Beauty & Wellness and lower commodity and product costs, partly driven by Project Pegasus initiatives.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 420 basis points to 45.1%, compared to 40.9%. The increase in the consolidated SG&A ratio was primarily due to higher marketing expense, higher outbound freight costs, CEO succession costs(8) of $3.5 million, the impact of the Olive & June acquisition and the impact of unfavorable operating leverage due to the decrease in net sales.

•The Company recognized non-cash asset impairment charges of $414.4 million ($436.2 million after tax), during the first quarter of fiscal 2026, to reduce goodwill by $317.0 million and other intangible assets by $97.4 million, which impacted both the Beauty & Wellness and Home & Outdoor segments.

•Consolidated operating loss was $407.0 million, or (109.5)% of net sales revenue, compared to consolidated operating income of $30.8 million, or 7.4% of net sales revenue. The decrease in consolidated operating margin was primarily due to non-cash asset impairment charges of $414.4 million, an increase in the aforementioned consolidated SG&A ratio and a decrease in consolidated gross profit margin.

•Interest expense was $13.8 million, compared to $12.5 million. The increase in interest expense was primarily due to higher average borrowings outstanding to fund the acquisition of Olive & June, increased inventory due to forward buys in advance of tariffs, and borrowings to fund higher tariff costs, partially offset by a lower average effective interest rate compared to the same period last year.

•Income tax expense was $30.2 million compared to $12.1 million, primarily due to the timing of the accounting for the tax impact of the impairment charge in the quarter and a related valuation allowance on intangible asset deferred tax assets, partially offset by a decrease in tax expense for discrete items.

•Net loss was $450.7 million, compared to net income of $6.2 million. Diluted loss per share was $19.65, compared to diluted earnings per share of $0.26. The decrease is primarily due to the recognition of an after-tax asset impairment charge of $436.2 million during the first quarter of fiscal 2026 and lower operating income exclusive of the asset impairment charges.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $25.5 million, compared to $52.4 million. Non-GAAP adjusted EBITDA margin was 6.9% compared to 12.6%.

On an adjusted basis (non-GAAP) for the first quarters of fiscal 2026 and 2025, excluding asset impairment charges(6), the discrete impact of Barbados tax reform(7), CEO succession costs(8), intangible asset reorganization(9), restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $26.8 million, or 62.5%, to $16.1 million, or 4.3% of net sales revenue, compared to $43.0 million, or 10.3% of net sales revenue. The decrease in adjusted operating margin was primarily driven by the comparative impact of favorable inventory obsolescence expense in the prior year, higher marketing expense, consumer trade-down behavior, higher outbound freight costs, higher retail trade expense, a less favorable brand mix within Home & Outdoor and the impact of unfavorable operating leverage. These factors were partially offset by the favorable impact of the acquisition of Olive & June within Beauty & Wellness and lower commodity and product costs, partly driven by Project Pegasus initiatives.

•Adjusted income decreased $13.9 million, or 59.4%, to $9.5 million, compared to $23.3 million. Adjusted diluted earnings per share decreased 58.6% to $0.41, compared to $0.99. The decrease in adjusted diluted earnings per share was primarily due to lower adjusted operating income and higher interest expense, partially offset by a decrease in adjusted income tax expense.

Segment Results - First Quarter Fiscal 2026 Compared to First Quarter Fiscal 2025

Home & Outdoor net sales revenue decreased $20.5 million, or 10.3%, to $178.0 million, compared to $198.5 million. The decrease was primarily driven by:

•softer consumer demand in the home and insulated beverageware categories resulting in lower replenishment orders;
•cancellation of direct import orders in response to higher tariffs;
•retailer pull-forward activity in the fourth quarter of fiscal 2025 due to tariff uncertainty and potential supply disruption resulting in higher retail inventory and lower replenishment;
•lower closeout channel sales; and
•a net decrease in distribution year-over-year.

These factors were partially offset by strong domestic demand for technical packs and the favorable comparative impact of shipping disruption at the Company's Tennessee distribution facility due to automation startup issues during the same period last year.

Home & Outdoor operating loss was $213.8 million, or (120.1)% of segment net sales revenue, compared to operating income of $15.9 million, or 8.0% of segment net sales revenue. Operating loss in the first quarter of fiscal 2026 included $219.1 million of pre-tax asset impairment charges and $1.7 million of CEO succession costs. The remaining 400 basis point decrease in segment operating margin was primarily due to the comparative impact of favorable inventory obsolescence expense in the prior year, a less favorable brand mix, consumer trade-down behavior, higher outbound freight costs, higher marketing expense, higher retail trade expense, and the impact of unfavorable operating leverage. These factors were partially offset by lower commodity and product costs. Adjusted operating income decreased 57.9% to $8.9 million, or 5.0% of segment net sales revenue, compared to $21.1 million, or 10.6% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $24.7 million, or 11.3%, to $193.7 million, compared to $218.4 million. The decrease was primarily driven by a decrease from Organic business of $50.3 million, or 23.0%, primarily due to:

•a decline in international thermometry due to evolving dynamics in the China market, including a shift away from cross-border ecommerce toward localized fulfillment models, heightened competition from domestic sellers benefiting from government subsidies and a weaker illness season in Asia;
•a decrease in fan sales primarily driven by reduced replenishment orders from retail customers due to a decline in consumer demand and the cancellation of direct import orders from China in response to higher tariffs; and
•a decline in sales of hair appliances and prestige hair care products primarily due to softer consumer demand, increased competition, and a net decrease in distribution year-over-year.

These factors were partially offset by the favorable comparative impact of the shipping disruption from Curlsmith system integration challenges during the same period last year and higher sales of heaters.

The Organic business decline was also partially offset by the contribution from the acquisition of Olive & June of $26.8 million, or 12.3%, to segment net sales revenue.

Beauty & Wellness operating loss was $193.2 million, or (99.8)% of segment net sales revenue, compared to operating income of $14.9 million, or 6.8% of segment net sales revenue. Operating loss in the first quarter of fiscal 2026 included $195.3 million of pre-tax impairment charges and $1.7 million of CEO succession costs. The remaining 480 basis point decrease in segment operating margin was primarily due to higher marketing expense, the comparative impact of favorable inventory obsolescence expense in the prior year, consumer trade-down behavior, higher outbound freight costs, higher retail trade expense, and the impact of unfavorable operating leverage. These factors were partially offset by the favorable impact of the acquisition of Olive & June, favorable product liability expense and lower commodity and product costs. Adjusted operating income decreased 66.8% to $7.3 million, or 3.7% of segment net sales revenue, compared to $21.9 million, or 10.0% of segment net sales revenue.

Balance Sheet and Cash Flow - First Quarter Fiscal 2026 Compared to First Quarter Fiscal 2025

•Cash and cash equivalents totaled $22.7 million, compared to $16.1 million.
•Accounts receivable turnover(10) was 69.7 days, compared to 67.4 days.
•Inventory was $484.1 million, compared to $444.7 million.
•Total short- and long-term debt was $871.0 million, compared to $748.4 million.
•Net cash provided by operating activities for the first three months of the fiscal year was $58.3 million, compared to $25.3 million for the same period last year.
•Free cash flow(1)(2) for the first three months of the fiscal year was $45.0 million, compared to $16.2 million for the same period last year.

Second Quarter Fiscal 2026 Outlook

Due to evolving global tariff policies and the related business and macroeconomic uncertainty, the Company is only providing an outlook for the second quarter of fiscal 2026 at this time. The Company is continuing to assess the incremental tariff cost exposure in light of continuing changes to global tariff policies and the full extent of its potential mitigation plans, as well as the associated timing to implement such plans. The Company is also continuing to assess the disruptive impact that tariffs are having on the Company's markets and retailer adaptation to tariff costs and uncertainty. To mitigate the Company's risk of ongoing exposure to tariffs, it has initiated significant efforts to diversify its production outside of China into regions where it expects tariffs or overall costs to be lower and to source the same product in more than one region, to the extent it is possible and not cost-prohibitive. The Company now expects to reduce its cost of goods sold exposed to China tariffs to less than 25% by the end of fiscal 2026. The Company is also continuing to implement other mitigation actions, which include cost reductions from suppliers and price increases to customers on products subject to tariffs. In addition to the uncertainty from evolving global tariff policies, the Company expects unfavorable cascading impacts on inflation, consumer confidence, employment, and overall macroeconomic conditions, all of which are impossible to predict at this time and outside of the Company's control.

The Company adjusted its measures to reduce costs and preserve cash flow, outlined in its fourth quarter fiscal 2025 earnings release, as the environment continued to evolve. While the Company has resumed targeted growth investments, the Company remains disciplined in its approach given continued tariff volatility. The current measures in place include the following:

•Suspension of projects and capital expenditures that are not critical or in support of supplier diversification or dual sourcing initiatives;
•Actions to reduce overall personnel costs and pause most project and travel expenses remain in place;
•A resumption of optimized marketing, promotional, and new product development investments focused on opportunities with the highest returns;
•A resumption of targeted inventory purchases from China in the short term, with a measured approach in expectation of softer consumer demand in the short to intermediate term; and
•Actions to optimize working capital and balance sheet productivity.

Through the combination of tariff mitigation actions and these additional cost reduction measures, the Company now believes it can reduce the net tariff impact on operating income to less than $15 million, based on tariffs currently in place.

The Company expects consolidated net sales revenue in the range of $408 million to $432 million, which implies a decline of 14.0% to 8.9%, compared to the second quarter of fiscal 2025. The consolidated net sales outlook reflects the following expectations by segment:

•Home & Outdoor net sales decline of 16.5% to 11.5%, compared to the second quarter of fiscal 2025; and
•Beauty & Wellness net sales decline of 11.3% to 6.1%, compared to the second quarter of fiscal 2025, which includes an expected incremental net sales contribution of $26 million to $27 million from the Olive & June acquisition.

The sales outlook reflects the Company's view of continued consumer spending softness, especially in certain discretionary categories, as well as its view of increased macro uncertainty, a more promotional environment, and an increasingly stretched consumer, including the impact from:

•the pause or cancellation of direct import orders in response to higher tariffs;
•ongoing impact from the shift from cross border ecommerce to localized distribution and sustained competitive pressure from government-subsidized domestic sellers in China;
•continued softer consumer demand and increased competition;
•ongoing consumer trade-down behavior as shoppers seek greater value and prioritize essential categories; and
•retailer inventory rebalancing in response to demand trends.

The Company expects GAAP diluted earnings per share of $0.56 to $0.68 and non-GAAP adjusted diluted EPS in the range of $0.45 to $0.60, which implies an adjusted diluted EPS decline of 62.8% to 50.4%, compared to the second quarter of fiscal 2025. The Company's outlook also reflects:

•the impact of a more promotional environment, consumer trade-down behavior, and a less favorable mix;
•higher commodity and product costs driven by direct tariff-related costs offset by Project Pegasus initiatives;
•the comparative impact of unfavorable operating efficiencies related to automation startup of the Tennessee distribution facility in the prior year; and
•the impact of unfavorable operating leverage due to the decline in revenue.

The Company continues to expect these factors to be partially offset by cost reduction measures implemented in the first quarter and continuing throughout the year.

The Company's second quarter fiscal 2026 consolidated net sales and EPS outlook also reflects the following assumptions:
•June 2025 foreign currency exchange rates will remain constant;
•expected interest expense in the range of $13 million to $14 million;
•a reported GAAP effective tax rate range of (84.9)% to (287.3)% and an adjusted effective tax rate range of 28.9% to 30.9%; and
•an estimated weighted average diluted shares outstanding of 22.9 million.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2026 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate changes, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company's outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today's earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, July 10, 2025. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 1:00 p.m. Eastern Time on July 10, 2025, until 11:59 p.m. Eastern Time on July 24, 2025, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13753990. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company's condensed consolidated statements of income and cash flows. For additional information, see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools, Drybar, Curlsmith, Revlon, and Olive & June. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “assumes”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “reflects”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, including cost reduction measures, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company currently believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks, many of which are beyond the Company's control, that could cause them to differ materially from actual results.

Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 28, 2025, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company's dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers or diversify production to other regions or source the same product in multiple regions or implement potential tariff mitigation plans, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, including Olive & June, divestitures and global restructuring plans, including Project Pegasus, the risks of significant tariffs or other restrictions continuing to be placed on imports from China, Mexico or Vietnam, including by the new U.S. presidential administration which has promoted and implemented plans to raise tariffs and pursue other trade policies intended to restrict imports, or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other sustainability matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company's dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union's review of harmful tax competition and additional focus on compliance with economic substance requirements by Bermuda and Barbados, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, increased costs of raw materials, energy and transportation, significant additional impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary by a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2025		2024
Sales revenue, net	$371,655	100.0%	$416,847	100.0%
Cost of goods sold	196,644	52.9%	213,768	51.3%
Gross profit	175,011	47.1%	203,079	48.7%
Selling, general and administrative expense (“SG&A”)	167,664	45.1%	170,481	40.9%
Asset impairment charges	414,385	111.5%	—	—%
Restructuring charges	—	—%	1,835	0.4%
Operating (loss) income	(407,038)	(109.5)%	30,763	7.4%
Non-operating income, net	308	0.1%	100	—%
Interest expense	13,808	3.7%	12,543	3.0%
(Loss) income before income tax	(420,538)	(113.2)%	18,320	4.4%
Income tax expense	30,180	8.1%	12,116	2.9%
Net (loss) income	$(450,718)	(121.3)%	$6,204	1.5%

Diluted (loss) earnings per share	$(19.65)		$0.26

Weighted average shares of common stock used in computing diluted (loss) earnings per share	22,943		23,633

Consolidated Net Sales by Geographic Region (11)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2025		2024
Domestic sales revenue, net	$277,960	74.8%	$300,680	72.1%
International sales revenue, net	93,695	25.2%	116,167	27.9%
Total sales revenue, net	$371,655	100.0%	$416,847	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating (Loss) Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating loss, as reported (GAAP)	$(213,793)	(120.1)%	$(193,245)	(99.8)%	$(407,038)	(109.5)%
Asset impairment charges (6)	219,095	123.1%	195,290	100.8%	414,385	111.5%
CEO succession costs (8)	1,742	1.0%	1,742	0.9%	3,484	0.9%
Subtotal	7,044	4.0%	3,787	2.0%	10,831	2.9%
Amortization of intangible assets	1,782	1.0%	3,207	1.7%	4,989	1.3%
Non-cash share-based compensation	34	—%	262	0.1%	296	0.1%
Adjusted operating income (non-GAAP)	$8,860	5.0%	$7,256	3.7%	$16,116	4.3%

	Three Months Ended May 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$15,850	8.0%	$14,913	6.8%	$30,763	7.4%
Restructuring charges	440	0.2%	1,395	0.6%	1,835	0.4%
Subtotal	16,290	8.2%	16,308	7.5%	32,598	7.8%
Amortization of intangible assets	1,765	0.9%	2,755	1.3%	4,520	1.1%
Non-cash share-based compensation	3,013	1.5%	2,820	1.3%	5,833	1.4%
Adjusted operating income (non-GAAP)	$21,068	10.6%	$21,883	10.0%	$42,951	10.3%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating (Loss) Income to EBITDA
(Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating loss, as reported (GAAP)	$(213,793)	(120.1)%	$(193,245)	(99.8)%	$(407,038)	(109.5)%
Depreciation and amortization	6,559	3.7%	7,525	3.9%	14,084	3.8%
Non-operating income, net	—	—%	308	0.2%	308	0.1%
EBITDA (non-GAAP)	(207,234)	(116.4)%	(185,412)	(95.7)%	(392,646)	(105.6)%
Add: Asset impairment charges	219,095	123.1%	195,290	100.8%	414,385	111.5%
CEO succession costs	1,742	1.0%	1,742	0.9%	3,484	0.9%
Non-cash share-based compensation	34	—%	262	0.1%	296	0.1%
Adjusted EBITDA (non-GAAP)	$13,637	7.7%	$11,882	6.1%	$25,519	6.9%

	Three Months Ended May 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$15,850	8.0%	$14,913	6.8%	$30,763	7.4%
Depreciation and amortization	6,647	3.3%	7,189	3.3%	13,836	3.3%
Non-operating income, net	—	—%	100	—%	100	—%
EBITDA (non-GAAP)	22,497	11.3%	22,202	10.2%	44,699	10.7%
Add: Restructuring charges	440	0.2%	1,395	0.6%	1,835	0.4%
Non-cash share-based compensation	3,013	1.5%	2,820	1.3%	5,833	1.4%
Adjusted EBITDA (non-GAAP)	$25,950	13.1%	$26,417	12.1%	$52,367	12.6%

Reconciliation of Non-GAAP Financial Measures – GAAP Net (Loss) Income to EBITDA
(Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2025		2024
Net (loss) income, as reported (GAAP)	$(450,718)	(121.3)%	$6,204	1.5%
Interest expense	13,808	3.7%	12,543	3.0%
Income tax expense	30,180	8.1%	12,116	2.9%
Depreciation and amortization	14,084	3.8%	13,836	3.3%
EBITDA (non-GAAP)	(392,646)	(105.6)%	44,699	10.7%
Add: Asset impairment charges	414,385	111.5%	—	—%
CEO succession costs	3,484	0.9%	—	—%
Restructuring charges	—	—%	1,835	0.4%
Non-cash share-based compensation	296	0.1%	5,833	1.4%
Adjusted EBITDA (non-GAAP)	$25,519	6.9%	$52,367	12.6%

	Quarterly Period Ended				Twelve Months Ended May 31, 2025
	August	November	February	May
Net income (loss), as reported (GAAP)	$17,014	$49,616	$50,917	$(450,718)	$(333,171)
Interest expense	13,216	12,164	13,999	13,808	53,187
Income tax expense (benefit)	4,792	13,536	(62,531)	30,180	(14,023)
Depreciation and amortization	13,792	13,222	14,198	14,084	55,296
EBITDA (non-GAAP)	48,814	88,538	16,583	(392,646)	(238,711)
Add: Acquisition-related expenses	—	—	3,035	—	3,035
Asset impairment charges	—	—	51,455	414,385	465,840
CEO succession costs	—	—	—	3,484	3,484
Restructuring charges	1,526	3,518	7,943	—	12,987
Non-cash share-based compensation	5,487	4,730	5,326	296	15,839
Adjusted EBITDA (non-GAAP)	$55,827	$96,786	$84,342	$25,519	$262,474

Reconciliation of Non-GAAP Financial Measures – GAAP (Loss) Income and
Diluted (Loss) Earnings Per Share to
Adjusted Income and Adjusted Diluted Earnings Per Share (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2025
	(Loss) Income			Diluted (Loss) Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$(420,538)	$30,180	$(450,718)	$(18.33)	$1.32	$(19.65)
Asset impairment charges	414,385	(21,769)	436,154	18.04	(0.95)	18.99
CEO succession costs	3,484	153	3,331	0.15	0.01	0.15
Intangible asset reorganization (9)	—	(16,474)	16,474	—	(0.72)	0.72
Subtotal	(2,669)	(7,910)	5,241	(0.12)	(0.34)	0.23
Amortization of intangible assets	4,989	882	4,107	0.22	0.04	0.18
Non-cash share-based compensation	296	157	139	0.01	0.01	0.01
Adjusted (non-GAAP)	$2,616	$(6,871)	$9,487	$0.11	$(0.30)	$0.41

Weighted average shares of common stock used in computing:
Diluted loss per share, as reported						22,943
Adjusted diluted earnings per share (non-GAAP)						22,971

	Three Months Ended May 31, 2024
	Income			Diluted Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$18,320	$12,116	$6,204	$0.78	$0.51	$0.26
Barbados tax reform (7)	—	(6,045)	6,045	—	(0.26)	0.26
Restructuring charges	1,835	165	1,670	0.08	0.01	0.07
Subtotal	20,155	6,236	13,919	0.85	0.26	0.59
Amortization of intangible assets	4,520	661	3,859	0.19	0.03	0.16
Non-cash share-based compensation	5,833	264	5,569	0.25	0.01	0.24
Adjusted (non-GAAP)	$30,508	$7,161	$23,347	$1.29	$0.30	$0.99

Weighted average shares of common stock used in computing reported and non-GAAP diluted earnings per share						23,633

Selected Consolidated Balance Sheet and Cash Flow Information
(Unaudited) (in thousands)

	May 31,
	2025	2024
Balance Sheet:
Cash and cash equivalents	$22,669	$16,148
Receivables, net	314,814	328,097
Inventory	484,127	444,749
Total assets, current	855,415	831,563
Total assets	2,651,963	2,820,951
Total liabilities, current	504,514	427,675
Total long-term liabilities	919,763	843,776
Total debt	871,013	748,377
Stockholders' equity	1,227,686	1,549,500

	Three Months Ended May 31,
	2025	2024
Cash Flow:
Depreciation and amortization	$14,084	$13,836
Net cash provided by operating activities	58,338	25,320
Capital and intangible asset expenditures	13,362	9,142
Net debt (repayments) proceeds	(45,044)	82,387
Payments for repurchases of common stock	1,331	103,035

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2025	2024
Net cash provided by operating activities (GAAP)	$58,338	$25,320
Less: Capital and intangible asset expenditures	(13,362)	(9,142)
Free cash flow (non-GAAP)	$44,976	$16,178

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended May 31, 2025
	August	November	February	May
Adjusted EBITDA (non-GAAP) (12)	$55,827	$96,786	$84,342	$25,519	$262,474
Pro forma effect of the Olive & June acquisition (3)	—	—	—	—	11,510
Adjusted EBITDA per the credit agreement	$55,827	$96,786	$84,342	$25,519	$273,984

Total borrowings under the credit agreement, as reported (GAAP)					$876,806
Add: Outstanding letters of credit					9,460
Less: Unrestricted cash and cash equivalents					(27,653)
Net debt					$858,613

Net leverage ratio (non-GAAP) (3)					3.13

Second Quarter Fiscal 2026 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

Consolidated:	Second Quarter Fiscal 2025	Second Quarter Fiscal 2026 Outlook
Net sales revenue	$474,221	$408,000	—	$432,000
Net sales revenue decline		(14.0)%	—	(8.9)%

Reconciliation of Non-GAAP Financial Measures – Second Quarter Fiscal 2026 Outlook for GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share
(Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (13) (Unaudited)

	Second Quarter Fiscal 2026 Outlook			Tax Rate Second Quarter Fiscal 2026 Outlook
Diluted earnings per share, as reported (GAAP)	$0.56	-	$0.68	(287.3)%	-	(84.9)%
Amortization of intangible assets	0.19	-	0.19
Non-cash share-based compensation	0.31	-	0.28
Income tax effect of adjustments	(0.61)	-	(0.55)	318.2%	-	113.8%
Adjusted diluted earnings per share (non-GAAP)	$0.45	-	$0.60	30.9%	-	28.9%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)
This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company's financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures reflect the operating performance of its business and facilitate a more direct comparison of the Company's performance with its competitors. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company's activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company's credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents, including readily marketable obligations issued, guaranteed or insured by the U.S. with maturities of two years or less, at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)	The three months ended May 31, 2025 includes a full quarter of operating results from Olive & June, acquired on December 16, 2024. Olive & June sales are reported in Acquisition.

(6)
Non-cash asset impairment charges were recognized, during the first quarter of fiscal 2026, to reduce goodwill and other intangible assets, which impacted both the Beauty & Wellness and Home & Outdoor segments.

(7)
Represents a discrete tax charge to revalue existing deferred tax liabilities as a result of Barbados enacting a domestic corporate income tax rate of 9%, effective beginning with the Company's fiscal year 2025 (“Barbados tax reform”).

(8)	Represents costs incurred in connection with the departure of the Company's former CEO primarily related to severance and recruitment costs (“CEO succession costs”).

(9)
Represents income tax expense from the recognition of a valuation allowance on a deferred tax asset related to the Company's intangible asset reorganization in fiscal 2025 ("intangible asset reorganization").

(10)
Accounts receivable turnover uses 12 month trailing net sales revenue. The current and four prior quarters' ending balances of trade accounts receivable are used for the purposes of computing the average balance component as required by the particular measure.

(11)	Domestic net sales revenue includes net sales revenue from the U.S. and Canada.

(12)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.

(13)
Adjusted diluted EPS second quarter outlook excludes the impact of amortization of intangible assets, non-cash share-based compensation, and the income tax effect of these adjustments, as well as the estimated second quarter income tax impact of the asset impairment charges recognized during the first quarter of fiscal 2026.